SEPARATION AND SETTLEMENT AGREEMENT

THIS SEPARATION AND SETTLEMENT AGREEMENT dated June 28, 2007 (the “Agreement”) by and between Ckrush, Inc., a Delaware corporation (the “Company”), located at 336 West 37th Street, Suite 410, New York, New York 10018 and Roy Roberts (the “Executive”), residing at 200 Winston Drive, Cliffside Drive, New Jersey 07010.

W I T N E S S E T H :

WHEREAS, the Executive desires to resign from his positions as Chief Executive Officer of the Company and member of the Board of Directors; and

WHEREAS, the Company owes the Executive certain past due compensation and wishes to provide for the payments of such amounts.

NOW, THEREFORE, in consideration of the foregoing and in exchange for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Resignation. The Executive resigns his positions as Chief Executive Officer of the Company and member of the Board of Directors effective as of June 28, 2007 (the “Effective Date”).

2. Past Due Compensation. The Company hereby acknowledges that it owes the Executive Three Hundred Thousand Forty Five Dollars ($345,000) (the “Compensation Amount”) as accrued compensation for services performed.

3. Payment. The Company shall satisfy the Compensation Amount by issuing shares of the Company’s common stock to the Executive in two (2) installments, each with a value of One Hundred Seventy Two Thousand Five Hundred Dollars ($172,500) (the “Installment Amount”) as follows:

(a) on the Effective Date, the Company shall issue One Million One Hundred Fifty Thousand (1,326,923) shares (“Initial Shares”) of the Company’s common stock based on the current bid price of Thirteen Cents ($0.13) per share (the “Per Share Value”); and

(b) on January 2, 2008, the Company shall issue an amount of shares (“2008 Shares”) of the Company’s common stock equal to the Installment Amount based on the average bid price per share of the last five (5) trading days prior to January 2, 2008.

4. Price Guaranty. In the event the Executive sells all or a portion of the Initial Shares within one hundred eighty (180) days of the Effective Date and the sales price for the Initial Shares before giving effect to sales commissions is less than the Per Share Value on an aggregate basis giving effect to all such sales, the Company will issue additional shares, at the then current market value, sufficient to make the total value received by the Executive equal to the value that would have been received had the sales price at the time of the sale been equal to the Per Share Value. By way of explanation, the purpose of this Section 4 is to assure the Executive that the average sales price before giving effect to commissions for all sales if Initial Shares by the Executive during this 180-day period will not be less than their value on the date of issuance. The Executive will provide appropriate documentation to support any deficiency claimed by him under this Section 4.

5. Registration of Stock. The Executive understands that the Initial Shares and the 2008 Shares to be issued pursuant to this Agreement are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, the Executive represents that he is familiar with Rule 144 under the Securities Act (“Rule 144”), as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. However, the Company shall file a registration statement with the Securities and Exchange Commission with respect to the Initial Shares and the 2008 Shares on Form S-8 within ninety (90) days of the date of this Agreement. During the period that the Executive serves as a consultant and for ninety (90) days thereafter, in the event that the Executive sells any of the Initial Shares or the 2008 Shares, he will do so only in compliance with the Company’s trading policy for insiders, which permits a selling program adopted pursuant to Rule 10b-5(1) promulgated under the Securities Act of 1934, as amended.

6. Stock Options. The Executive currently holds options to purchase up to 3,000,000 shares of the Company’s common stock, all of which shall be deemed vested on the Effective Date and shall continue for their original ten (10) year terms, notwithstanding anything to the contrary in any agreements conveying such options. All other terms and conditions in such agreements shall remain in full force and effect. Without limiting the foregoing, all references in the option agreements to the expiration of the options three (3) months following the termination of employment are of no effect and the options will remain outstanding until the earlier of their exercise or ten (10) years from the date the options were granted.

7. Consultant. Sparkle Industries, Inc. trading as Operation Consultants (“OC”), an affiliate of the Executive, shall be retained as a consultant available for 25 hours per month by telephone and at the Company’s offices until February 17, 2009 and provide advice on matters customarily associated with the position the Executive previously held with the Company. In consideration for such consulting services, the Company shall pay the Executive at the annual rate of Sixty Three Thousand Two Hundred Nine Dollars ($63,209) payable by the Company’s in monthly installments commencing on June 17th, 2007. The Executive agrees to indemnify and hold the Company and its officers and directors harmless from and against any liability relating to federal, state and city income and payroll withholding taxes that may be assessed with respect to the payments under this paragraph, it being understood that such taxes are the sole responsibility of the Executive and/or OC.

8. Termination of Employment Agreement. The Executive Employment Agreement by and between the Company and the Executive dated February 17, 2006 (the “Employment Agreement”) is terminated as of the Effective Date. The Executive shall not be deemed to be or considered as an employee of the Company after the Effective Date. Accordingly, the benefits of employment, including but not limited to, any vacation days, sick days, etc., shall not accrue thereafter.

9. Release by the Executive. For valuable consideration from the Company, receipt of which is hereby acknowledged, the Executive releases and forever discharges the Company, its affiliates, officers, directors, members, agents, employees, successors and assigns, from any and all rights, causes of action, claims or demands, of any kind in tort or in contract, whether express or implied, known or unknown, which he has or may have against the Company, including but not limited to, any such rights, causes of action, claims or demands relating to employment with the Company or the termination thereof, including any attorney fees incurred thereby, or under any equal employment opportunity law, ordinance, regulation or order, including, but not limited to, all state and federal claims of discrimination under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000 et seq., the Civil Rights Act of 1866, as amended, 42 U.S.C. §1981 et seq., Employee Order 11246, as amended, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Executive Retirement Income Security Act of 1974, 29 U.S.C. §1144, the Federal Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., and any other applicable federal, state or local, constitutional or statutory provision, order or regulation, arising from any event or act of omission or commission. This release includes, but is not limited to, any and all rights, causes of action, claims or demands of any kind, occurring during the term of employment with the Company through the date of this Agreement, including any alleged injuries or damages suffered at any time after the date of this Agreement by reason of the continued effects of any such alleged acts which occurred on or before the date hereof. In consideration of the payments provided herein, the Executive gives up any rights he may have under these or any other laws with respect to his employment and termination and acknowledges that the Company (including its subsidiaries and affiliates) has not (a) unlawfully discriminated against him; (b) breached any express or implied contract with him; or (c) otherwise acted unlawfully toward him. The release set forth in this Section 10 does not apply to (i) the Executive’s rights to indemnification under the Company’s certificate of incorporation and by-laws and under Delaware corporate law and (ii) matters to be performed by the Company under this Agreement subsequent to the Effective Date.

10. Release by Company. In consideration of the Executive’s agreement to the terms hereof, the Company and its members, release and forever discharge the Executive from any and all rights, causes of action, claims or demands, of any kind, in tort or in contract, whether express or implied, known or unknown, which it has or may have against the Executive, arising out of his employment or its cessation, or from any act occurring during the term of employment through the date hereof. This release does not apply to matters to be performed by the Executive under this Agreement subsequent to the Effective Date.

11. Form 8-K. The Executive hereby consents to the filing of a Form 8-K with the Securities and Exchange Commission concerning his resignation and this Agreement, a copy of which Form is attached as Exhibit A to this Agreement.

12. Indemnification. Notwithstanding anything contained herein, the indemnification provision contained in Section 7.7 of the Employment Agreement shall survive the termination of the Employment Agreement.

13. Confidentiality. Notwithstanding anything contained herein, the confidentiality obligations provided in Section 5.1 of the Employment Agreement shall survive the termination of the Employment Agreement.

14. Notices. Any notice or other communication to be made, served or given under or pursuant to this Agreement, shall be in writing and shall be sent by personal delivery or by registered or certified mail, return receipt requested, postage pre-paid, or by a nationally known overnight courier providing proof of delivery, to the parties at the addresses give above. Either party may change the address for the delivery of notices by giving notice to the other party in accordance with this Section 14.

15. Cooperation. The parties agree to sign, deliver and file any additional documents, or take any other actions, that may reasonably be required or appropriate for a full and complete consummation of the transactions and matters covered by this Agreement.

16. Non-Disparagement – Neither party will make or publish any statement (orally or in writing) or instigate, assist or participate in the making or publication of any statement which would libel, slander, or disparage the other party or expose such party to hatred, contempt or ridicule.

17. Counsel. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement and had an opportunity to do so, and has either done so or freely chosen not to do so.

18. Severability. Should any provisions of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

20. Integration. This Agreement contains the complete understanding between the Company and the Executive, and no other promises or agreements shall be binding unless signed by both. In signing this Agreement, the parties are not relying on any fact, statement or assumption not set forth in this Agreement.

21. Amendments. This Agreement may only be changed or amended by a written agreement signed by all of the parties hereto.

22. Knowledge and Consent. By signing below, the Company and the Executive indicate that they have carefully read and understood the terms of this Agreement, enter into the Agreement knowingly, voluntarily and of their own free will, understand its terms and significance and intend to abide by its provisions without exception.

23. Binding Effect. Upon the execution and delivery of this Agreement, the rights and obligations of both parties under this Agreement shall immediately vest and be binding upon, and inure to the benefit of, such parties and their respective heirs, successors and assigns, if any.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth opposite their respective signatures.

Ckrush, Inc.
Dated: June 28, 2007	By:	/s/ Jeremy Dallow
Jeremy Dallow, President

Dated: June 28, 2007	By:	/s/ Roy Roberts
Roy Roberts